Exhibit 99.1

For further information, contact Jack B. Lay Senior Executive Vice President and Chief Financial Officer (636) 736-7000
FOR IMMEDIATE RELEASE
RGA FINALIZES ACQUISITION OF U.S. AND CANADIAN GROUP LIFE,
ACCIDENT AND HEALTH REINSURANCE BUSINESS FROM ING GROUP
     ST. LOUIS, January 4, 2010 — Reinsurance Group of America, Incorporated (NYSE:RGA) today announced it has finalized the acquisition of the U.S. and Canadian group life, accident and health reinsurance business from ReliaStar Life Insurance Company. ReliaStar’s reinsurance business operated under the name ING Reinsurance. ReliaStar is a subsidiary of ING Groep N.V. The acquisition was effective January 1.
     A. Greig Woodring, president and chief executive officer of RGA, said, “We are excited to have ING Reinsurance’s highly regarded group reinsurance team become a part of our organization. Our businesses already are aligned in a number of ways. We are both industry leaders with a strong focus on client satisfaction, and we both have long-tenured, experienced associates. Drawing on our collective knowledge, we can build and strengthen RGA’s group reinsurance business in North America and around the world.”
     The ING Reinsurance team, which consists of approximately 90 associates, will remain in Minneapolis. The team will continue to underwrite group life, disability, specialty and medical and managed care reinsurance, as well as provide value-added services such as the ROSE® and ROSEBUD® claims management services, client-directed market research, facultative underwriting and risk reviews.
     “We are excited to join a company where our reinsurance services will be considered part of the core business operations,” said Mike Emerson, president of ING Reinsurance. “Becoming part of one of the largest reinsurance companies in the world will be a significant benefit to our clients and associates. We expect this to be a smooth transition.”
     RGA has more than $2.2 trillion of life reinsurance in force and assets of more than $24 billion. The RGA Minneapolis office is RGA’s 26th office worldwide.
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About RGA
     RGA, through its various operating subsidiaries, is among the largest global providers of life reinsurance. RGA has subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, Poland, the Netherlands, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. More information about RGA is available at www.rgare.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements and therefore you should not place undue reliance on them. A list of important factors that could cause actual events or results to differ materially from those expressed or implied by forward-looking statements is included in RGA’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and other documents filed by RGA with the Securities and Exchange Commission. We do not undertake any obligations to update these forward looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.
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